Exhibit 99.1

NAZIR ROSTOM TO JOIN RLJ ENTERTAINMENT, INC. AS CHIEF FINANCIAL OFFICER

SILVER SPRING, MD (May 18, 2016) -- RLJ Entertainment Inc. (NASDAQ: RLJE) today announced that it has named Nazir Rostom as its Chief Financial Officer effective immediately. Mr. Rostom brings with him an extensive background in financial planning and analysis, structured financing deals in the capital markets sector, and M&A activities.

RLJ Entertainment, founded by Robert L. Johnson, founder of Black Entertainment Television (BET), is a global entertainment content distribution company which acquires, develops, and exploits television, film and other media content agnostically across all platforms.  RLJE focuses on creating OTT branded channels targeting distinct, premium audiences and Urban, niche audiences. RLJ Entertainment is a preferred source and destination for program franchises and feature film content through all windows of exploitation including our digital streaming channels.

“I couldn’t be more thrilled to welcome Nazir to the RLJ Entertainment management team where we know he will undoubtedly make an immediate impact,” said Miguel Penella, CEO of RLJ Entertainment. “Nazir brings over 18 years’ of experience and I am particularly impressed with his proficiency in strategic financing, financial planning, as well as his investment banking experience.”

Mr. Rostom has served in senior and executive positions with GetWellNetwork, Inc. (“GWN”), a healthcare solutions provider, from January 2014 to May 2016.  During his tenure, Mr. Rostom provided financial, operational, and strategic leadership which resulted in key acquisitions, revenue growth by at least 2x and significant bottom line EBITDA expansion. Prior to GWN, he was Director of Finance and Assistant Treasurer for GTT Communications, Inc. (“GTT”, formerly Global Telecom and Technology, Inc.), from September 2011 to January 2014 where he recapitalized the company’s balance sheet and led the financing of transformational acquisitions. Previous to GTT, Mr. Rostom led various structured financing deals in the capital markets at National Rural Utilities Electric Cooperative Finance Corporation and CapitalSource, Inc. Mr. Rostom began his career in investment banking at PriceWaterhouseCoopers, Securities LLC.

Mr. Rostom is a Certified Public Accountant and a CFA Charterholder. He is a Fuqua Scholar, holds a MBA from Duke University and a Bachelor of Science in Business Administration from Georgetown University.

Mr. Rostom added, “I am pleased to join RLJ Entertainment, which I believe has remarkable growth prospects ahead of it.  It is an exciting time to join RLJE and I look forward to working with Miguel and the rest of the team.”

RLJ Entertainment, Inc. (NASDAQ: RLJE) is an entertainment content distribution company in primarily North America, the United Kingdom, and Australia. RLJE’s titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

With its popular OTT branded channels, Acorn TV (British TV) and UMC (Urban Movie Channel), RLJE targets distinct, premium audiences and urban niche audiences. The company grows its proprietary digital channels through development, acquisition, and distribution of exclusive rights of program franchises and feature film content.

Through Acorn Media Enterprises, its UK development arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. Through its proprietary e-commerce web sites for the Acorn brand in North America and the UK, the Company also has direct contacts and billing relationships with millions of consumers.

For more information, please visit RLJEntertainment.com, Acorn.TV, and UrbanMovieChannel.com.

Media inquiries: Traci Otey Blunt, (301)-830-6204 or ir@rljentertainment.com

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